EXHIBIT 99.1

Stereotaxis Reports 2012 Third Quarter Financial Results

-Achieves Revenue of $11.6 Million, up 35% over Prior Year Quarter –

     - Narrows Operating Loss to $0.9 Million, down 90% Year over Year--Generates $7.1 Million in New Orders, including Four Niobe® ES Orders,

up 227% from Prior Year Quarter-

-Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, November 5, 2012—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the third quarter ended September 30, 2012.

Management Comments

“As a result of improved system revenue and significantly lower costs, we achieved near breakeven operating performance in the third quarter, our best quarterly performance since going public in 2004,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “Our strong quarterly results reflect the value and acceptance of the Epoch™ platform in the EP market as well as our commitment to focused spending on key revenue drivers.

“In the third quarter, we upgraded another 13 customer sites, posted two Niobe® ES systems to revenue and secured four new capital orders, two of which were second system sales. At the same time, we lowered operating expenses 29% from first quarter levels, surpassing our milestone of a 15-20% reduction by the fourth quarter.”

Kaminski continued, “Through the clinical and operational superiority of our technology, along with an enhanced customer-centric model, we are building a wide network of product champions influencing their local markets. The result is a growing referral base that is helping to drive new system orders in mainstream commercial hospitals, as we had anticipated. We believe our vision for the Epoch platform is becoming reality and leading us on a clear path to profitability.”

Third Quarter Financial Results

Revenue for the third quarter 2012 totaled $11.6 million, a 35.3% increase compared to $8.5 million in the prior year quarter. The Company recognized revenue of $2.9 million on two Niobe ES systems and upgrades, $0.5 million on Vdrive™ system sales and $1.6 million in Odyssey® system sales in the third quarter 2012. Recurring revenue of $6.5 million in the quarter was unchanged from the year ago quarter as growth in procedures was offset by a weakening of the Euro.

Utilization in Niobe ES sites increased 26% for the third quarter of 2012 over the same period last year, and overall utilization was up 9%.

The Company generated new capital orders of $7.1 million in the third quarter, including $4.0 million on four Niobe ES orders, a 227% increase compared to $2.2 million in the third quarter of 2011. Ending capital backlog for the third quarter was $13.0 million.

Gross margin in the quarter was $8.1 million, or 69.8% of revenue, versus $5.9 million, or 68.9% of revenue, in the third quarter 2011.

Operating expenses in the third quarter decreased to $9.0 million, down $5.9 million, or 39.7%, from the year ago period. This includes $0.8 million in positive adjustments in the 2012 third quarter, primarily related to non-cash stock compensation and bad debt expense, which are not expected to reoccur in the fourth quarter of 2012.

Operating loss in the third quarter improved to $(0.9) million, an 89.7% reduction compared to $(9.1) million in the prior year quarter, representing the Company’s lowest reported operating loss since its initial public offering in August 2004. This significant improvement is a result of increased revenue and lower operating expenses in 2012.

Interest expense increased to $1.6 million in the third quarter, compared to $0.8 million in the prior year quarter. The increase was primarily related to the Cowen Healthcare Royalty Partners II, LP (Cowen) financing in November 2011, an additional $2.5 million in Cowen borrowings in August 2012 and the issuance of $8.5 million in subordinated convertible debentures in May 2012.

Other income for the third quarter included a $0.6 million gain primarily related to mark-to-market conversion features of the warrants and subordinated convertible debt associated with the $18.5 million financing in May 2012. The third quarter 2011 results included a $2.6 million gain in other income related to the change in market value of certain warrants issued in December 2008.

Net loss for the third quarter was $(1.9) million, or $(0.25) per share, compared to a net loss of $(7.3) million, or $(1.33) per share, reported for the third quarter 2011. The weighted average shares outstanding for the third quarter of 2012 and 2011 totaled 7.7 million and 5.5 million, respectively. Excluding the mark-to-market gains included in other income, the third quarter of 2012 adjusted net loss would have been $(2.5) million or $(0.33) per adjusted share and the 2011 third quarter adjusted net loss would have been $(9.9) million or $(1.80) per adjusted share.

Cash burn for the third quarter of 2012 was $3.6 million, compared to $6.4 million in the prior year quarter.

At September 30, 2012, Stereotaxis had cash and cash equivalents of $9.9 million, compared to $12.1 million at June 30, 2012. At quarter end, total debt was $30.9 million, including $16.4 million related to Cowen debt.

Year-to-Date Financial Results

Revenue for the nine months ended September 30, 2012 was $34.4 million, up 13.1% compared to $30.4 million in the nine months ended September 30, 2011. Year-to-date system and recurring revenues were $14.1 million and $20.3 million, respectively, compared to $11.4 million and $19.0 million for system and recurring revenues during the same period of 2011. Utilization in Niobe ES sites increased 27% year-to-date, compared to the same period last year, and overall utilization was up 12%.

Gross margin in the first nine months was $23.8 million, or 69.4% of revenue, compared with $21.2 million, or 69.8% of revenue, in the same period of 2011. Operating expenses for the first nine months were $33.6 million, a 30.8% reduction compared to $48.6 million in the same period of 2011. Operating loss was $(9.7) million, a 64.4% decrease from $(27.4) million in the prior year period.

Interest expense in the first nine month of 2012 increased to $4.9 million, compared to $2.4 million in the prior year period. The increase was primarily related to the Cowen financing in November 2011, an additional $2.5 million in Cowen borrowings in August 2012 and the issuance of $8.5 million in subordinated convertible debentures in May 2012.

Other income for the first nine months of 2012 included a $9.7 million gain primarily related to mark-to-market conversion features of the warrants and subordinated convertible debt associated with the $18.5 million financing in May 2012. Results through September 30, 2011 included a $3.3 million gain in other income related to the change in market value of certain warrants issued in December 2008.

The net loss for the first nine months of 2012 was $(4.9) million, an 81.4% reduction compared to $(26.5) million for the prior year period. Excluding the mark-to-market gains included in other income, the adjusted net loss through September 30, 2012 would have been $(14.6) million and $(29.8) million for the comparable period in 2011, representing a 51.0% reduction.

Cash burn for the first nine months of 2012 was $12.2 million, compared to $23.4 million in the prior year period.

Clinical Update

Patient enrollment began in the 2012 third quarter for the human clinical trial comparing the Vdrive Robotic Mechanical Navigation system’s V-Loop™ circular mapping catheter manipulator to traditional methods. The randomized, multi-center study, involving 120 patients, is designed to obtain scientific data to support market clearance in the U.S. Additionally, on August 31, 2012, the Company submitted the V-Sono™ ICE catheter manipulator for review by the U.S. Food and Drug Administration (FDA).

2012 Milestones

Stereotaxis has set the following milestones for the remainder of 2012:

·	Achieve 10 new Niobe ES system sales for the full year 2012

·	Upgrade 50% of existing North American and European Union (EU) sites, or nine more, by year end

·	Commercialize Vdrive multi use disposable product line by year end in EU

·	Submit the Vdrive system’s V-CAS™ ablation catheter manipulator for FDA clearance in the U.S. by year end

Strategic and Financing Alternatives

“While we remain focused on continuing the third quarter positive operating and financial trends, we also recognize the need to strengthen our balance sheet,” said Kaminski. “In that spirit, we have engaged an independent financial advisor to assist management and the Board of Directors in reviewing all possible strategic and financial alternatives, including the sale of non-core assets or distribution rights and geographic partnerships. There can be no assurance as to whether any particular strategic or financing alternative will be recommended by the Board, and we do not intend to disclose information on the progress of this evaluation until such time as deemed appropriate by the Board.”

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 5, 2012 at 4:30 p.m. Eastern Time, to discuss third quarter results. The dial-in number for the conference call is 1-877-941-8416 for domestic participants and 1-480-629-9808 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents in support of technologies for electrophysiology and other interventional applications, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-

saving information. Stereotaxis’ core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere; the V-Loop™ is currently in human clinical trials and the V-Sono™ ICE catheter manipulator is under regulatory review by the FDA. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources, on a timely basis and on terms that are acceptable, our continued listing on the Nasdaq Global Market, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Sam Duggan	Todd Kehrli / Jim Byers	Frank Cheng
Chief Financial Officer	MKR Group, Inc.	Senior Vice President,
314-678-6007	323-468-2300	Marketing & Business
Development
314-678-6111

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2012	2011	2012	2011

Revenue
System	$5,040,025	$2,037,742	$14,082,637	$11,350,461
Disposables, service and accessories	6,521,374	6,506,272	20,274,888	19,020,396

Total revenue	11,561,399	8,544,014	34,357,525	30,370,857

Cost of revenue
System	2,429,764	1,723,874	6,948,145	6,428,783
Disposables, service and accessories	1,057,057	933,380	3,560,585	2,749,796

Total cost of revenue	3,486,821	2,657,254	10,508,730	9,178,579

Gross margin	8,074,578	5,886,760	23,848,795	21,192,278

Operating expenses:
Research and development	1,904,648	3,529,321	6,925,928	10,234,757
Sales and marketing	4,096,842	6,885,786	16,318,911	24,936,641
General and administration	3,007,598	4,527,489	10,349,817	13,384,313

Total operating expenses	9,009,088	14,942,596	33,594,656	48,555,711

Operating loss	(934,510)	(9,055,836)	(9,745,861)	(27,363,433)

Other income	598,494	2,611,067	9,679,848	3,251,822
Interest income	1,982	1,817	5,353	7,137
Interest expense	(1,581,247)	(830,118)	(4,861,106)	(2,413,214)

Net loss	$(1,915,281)	$(7,273,070)	$(4,921,766)	$ (26,517,688)

Net loss per common share:
Basic	$(0.25)	$(1.33)	$(0.74)	$(4.84)
Diluted	$(0.25)	$(1.33)	$(0.74)	$(4.84)

Weighted average shares used in computing net loss per
common share:
Basic	7,701,332	5,487,824	6,651,255	5,479,351
Diluted	7,701,332	5,487,824	6,651,255	5,479,351

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2012	2011

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,913,203	$13,954,919
Accounts receivable, net of allowance of $617,007 and $667,529 in
2012 and 2011, respectively	10,509,641	11,104,038
Current portion of long-term receivables	60,927	59,679
Inventories	6,729,190	6,036,051
Prepaid expenses and other current assets	3,373,893	3,081,484

Total current assets	30,586,854	34,236,171
Property and equipment, net	2,460,353	3,323,856
Intangible assets, net	2,054,278	2,279,153
Long-term receivables	32,734	51,892
Other assets	39,112	40,760

Total assets	$35,173,331	$39,931,832

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$13,679,615	$21,173,321
Accounts payable	4,576,667	5,610,181
Accrued liabilities	5,316,391	5,703,166
Deferred contract revenue	7,452,018	8,220,306
Warrants	1,477,475	125,415

Total current liabilities	32,502,166	40,832,389

Long-term debt, less current maturities	17,182,813	17,290,531
Long-term deferred contract revenue	742,805	634,713
Other liabilities	1	3,094

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized at
2012 and 2011, none outstanding at 2012 and 2011	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at
2012 and 2011, 7,816,354 and 5,543,157 shares issued
at 2012 and 2011, respectively	7,816	5,543
Additional paid-in capital	365,272,941	356,779,007
Treasury stock, 4,015 shares at 2012 and 2011	(205,999)	(205,999)
Accumulated deficit	(380,329,212)	(375,407,446)

Total stockholders' equity (deficit)	(15,254,454)	(18,828,895)

Total liabilities and stockholders' equity (deficit)	$35,173,331	$39,931,832